Exhibit 10

Compensation of Named Executive Officers

Our executive officers are at-will employees.  We do not have a written employment contract with any of them.  We or the officer can terminate the employment relationship at any time, for any reason, with or without cause.  For 2009, we have set the following officers’ annual salaries and expect to contribute to their defined contribution profit sharing trust accounts, as follows:

		Estimated
		Profit Sharing
	2009	Trust Con-
	Salary	tribution{1}

Thomas J Fitzmyers	$336,036	$24,500
President and Chief Executive Officer

Barclay Simpson	150,000	15,000
Chairman of the Board

Phillip Terry Kingsfather	275,000	24,500
President and Chief Executive Officer of Simpson
Strong-Tie Company Inc.

Michael J. Herbert	262,119	24,500
Chief Financial Officer, Treasurer and Secretary{2}
Vice President{3}

Karen W. Colonias{4}	262,119	24,500
Vice President and Branch Manager of Simpson
Strong-Tie Company Inc.{2}
Chief Financial Officer, Treasurer and Secretary{3}

Jeffrey E. Mackenzie	160,000	16,000
Vice President

Stephen P. Eberhard	250,985	24,500
President and Chief Executive Officer of Simpson
Dura-Vent Company, Inc.

{1}      If we employ the officer on December 31, 2009, we will (in 2010) contribute to his or her profit sharing trust account 10% of his or her annual salary, with a contribution limit of $24,500 for 2009, plus a pro rata share of forfeitures by other participants.

{2}      Until May 11, 2009.

{3}      Commencing May 11, 2009.

{4}      Amounts represent annualized salary and profit sharing trust contribution. Ms. Colonias’ current salary is $178,836 and will remain at that level through May 10, 2009.

Those officers participate in our Executive Officer Cash Profit Sharing Plan, which is designed to reward them with quarterly cash bonuses based on operating profit for their respective profit centers less a return on assets, as established by our Board of Directors.  For this purpose, we generally define operating profit as:

Income from operations of Simpson Manufacturing Co., Inc. or relevant subsidiary

Plus:	Stock compensation charges
Certain bonuses and commissions
Salaried pension contributions
Self-insured workers’ compensation costs

Equals:	Operating profit

Once we determine the operating profit, we subtract qualifying levels based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to our participating employees.  We generally determine the return on assets as follows:

Average assets of Simpson Manufacturing Co., Inc. or relevant subsidiary, net of specified liabilities, for the 3 months ended on the last day of the month prior to the end of the quarter

Less:	Cash
Real estate
Goodwill and indefinite lived intangible assets
Self-Insured workers’ compensation reserves

Multiplied by:	Specified return percentage for Simpson Manufacturing Co., Inc. or relevant subsidiary

Equals:	Qualifying level

Based on our operating profit for each of the 4 quarters of 2009, our officers may receive a payout after our quarterly earnings are announced to the public. Whether or not we pay amounts in any quarter under the Executive Officer Cash Profit Sharing Plan does not affect our officer’s ability to earn amounts in any other quarter. If the operating profit is lower or higher than the targeted operating profit, the payout will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2009, the annual operating profit goals, qualifying levels and targeted payouts for each of the following executive officers are as follows:

	Operating	Qualifying	Targeted
	Profit Goal	Level	Payout{1}

Thomas J Fitzmyers	$66,205,000	$76,897,000	$270,000

Barclay Simpson	66,205,000	76,897,000	78,000

Phillip Terry Kingsfather	62,497,000	70,468,000	102,000

Michael J. Herbert	66,205,000	76,897,000	85,000

Karen W. Colonias{2}	66,205,000	76,897,000	85,000

Jeffrey E. Mackenzie	66,205,000	76,897,000	37,000

Stephen P. Eberhard	3,708,000	6,429,000	30,000

{1}      Amounts expected to be paid for the full year of 2009 if operating profit goals established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

{2}      Amounts represent estimated annualized operating profit goal and targeted payout.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.  You should not draw any inference whatsoever from these parameters about our future financial performance.  You should not take these parameters as projections or guidance of any kind.

Each of our officers participates in our 1994 Stock Option Plan.  Whether we grant stock options under our 1994 Stock Option Plan each year depends on whether we or our relevant subsidiary or branch meets the applicable operating profit goal for the preceding year.  If we or the relevant subsidiary or branch does not achieve the applicable operating profit goal for a year, we do not grant stock options to the affected officer(s) for that year.  If we meet all applicable operating profit goals for 2009, computed as income from operations of the relevant business plus stock option charges, certain incentive compensation and commissions, salaried pension contributions and self-insured workers’ compensation costs, we anticipate granting stock options to the following executive officers for the following numbers of shares of our common stock:

	Operating	Option
	Profit Goal{1}	Grant

Thomas J Fitzmyers	$65,578,000	18,000 shares

Barclay Simpson	65,578,000	2,000 shares

Phillip Terry Kingsfather	61,876,000	106,000 shares

Michael J. Herbert	65,578,000	40,000 shares

Karen W. Colonias	61,876,000	2,000 shares
	19,245,000	4,000 shares

Jeffrey E. Mackenzie	65,578,000	40,000 shares

Stephen P. Eberhard	3,702,000	32,000 shares

{1}      Each Operating Profit Goal relates to Simpson Manufacturing Co., Inc., except that the $61,876,000 Operating Profit Goal for each of Phillip Terry Kingsfather and Karen W. Colonias relates to Simpson Strong-Tie Company Inc., the $19,245,000 Operating Profit Goal for Karen W. Colonias relates to the Simpson Strong-Tie Company Inc. branch in Stockton, California, and the Operating Profit Goal for Stephen P. Eberhard relates to Simpson Dura-Vent Company, Inc.

We also pay allowances for travel costs.  Mr. Fitzmyers receives compensation for the cost to hire an airplane for travel between his home and our offices or for business travel.  We compute the cost of the use of airplanes using the Standard Industrial Fare Level tables in the applicable Internal Revenue Service Regulations. We estimate our cost for this allowance for 2009 will be approximately $400,000, although the amount of compensation to be recognized by Mr. Fitzmyers under the Internal Revenue Service Regulations may be less, depending on the extent of the use of the airplane for business travel.

We pay Mr. Eberhard an allowance for an automobile for business use and for his personal use.  We estimate our cost for this allowance for 2009 will be approximately $16,000.

The Compensation Committee renewed the housing allowance for Mr. Kingsfather for an additional 2 years, through 2011.  We estimate our cost for this allowance for 2009 will be approximately $130,000.

Compensation of Directors

We pay each of our directors whom we do not compensate as an officer or employee —

•                  an annual retainer of $32,000,

•                  a fee of $2,000 for attending a scheduled meeting of our Board of Directors, whether he or she attends in person or by telephone,

•                  a fee of $2,000 for attending a scheduled committee meeting held on a day when our Board of Directors does not meet, whether he or she attends in person or by telephone,

•                  a fee of $1,000 for attending a committee meeting on the same day as a scheduled meeting of our Board of Directors or another committee, whether he or she attends in person or by telephone, and

•                  a fee of half the normal meeting fee for attending an unscheduled Board of Directors or committee meeting held by telephone.

We pay the Chair of the Audit Committee an additional annual fee of $8,000.  We pay the Chair of each of the Compensation Committee and the Governance and Nominating Committee an additional annual fee of $4,000.  We reimburse outside directors for expenses that they incur in attending Board of Directors and committee meetings and educational programs.  We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Each of our independent directors is eligible to receive stock options under our 1995 Independent Director Stock Option Plan for each year that we meet our annual operating profit goal.  The operating profit goal for stock option grants for our independent directors is the same as the operating profit goal for stock option grants to Messrs. Fitzmyers, Simpson, Herbert and Mackenzie.  We grant each independent director an option to purchase 4,000 shares of our common stock in the first year we make our operating profit goal after he or she is appointed to our Board of Directors and an option to purchase 5,000 shares of our common stock for each subsequent year that we make our operating profit goal.